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                                                                     EXHIBIT 4.3

                                 PROMISSORY NOTE

$    Principal Amount                             Dated as of: July 21, 1992
                                                  Houston, Texas

     FOR VALUE RECEIVED, ____________________________________ (the "Borrower"),
promises to pay to the order of Seitel, Inc., a Delaware corporation (hereinafter the "Company") the principal amount of
                                                                   AND 00/100
DOLLARS ($      ) together with interest thereon as hereinafter provided. This promissory note is made and issued as partial consideration for the purchase by the Borrower of certain shares of common stock of the Company (the "Shares").

     1. Calculation of Interest. Interest on the unpaid principal amount shall accrue from the date hereof until the principal amount hereof and accrued interest hereon shall be paid in full, at a rate of four percent (4%) per annum. Interest shall be computed on the basis of a 360 day year of twelve 30-day months.

     2. Payment of Principal. The principal amount hereof shall be due and payable in nine (9) equal annual installments of
                                AND   /100 DOLLARS ($       ) commencing on the
first day of August, 1993 and ending on August 1, 2001. The balance of the unpaid principal amount hereof shall be due and payable in full on August 1, 2002.

     3. Payment of Interest. Unpaid and accrued interest on the then unpaid principal balance hereof shall be due and payable annually on each principal payment date and thereafter until paid in full.

     4. Method of Payment. Payment of principal and accrued interest shall be made in such coin or currency of the United States of America as, at the time of payment, shall be legal tender for the payment of public and private debts.

     5. Prepayment Fees. Prepayment of this Note in whole or in part may be made at any time without any fees, penalty, premium or discount.

     6. Place and Manner of Payment. All payments of principal and interest shall be made by the Borrower to the Company at the offices of the Company at 50 Briar Hollow Lane West, Houston, Texas 77027.

     7. Attorneys' Fees. The Borrower agrees to pay the reasonable fees of any attorney-at-law who may be employed by the Company to recover the amount hereof, or any part hereof, in principal or interest, or to protect the interest of the holder hereof, or to compromise or to take any other action with regard hereto.

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     8. Waiver. The Borrower hereby waives presentment, demand, protest and notice of protest, and all other demands and notices in connection with the payment and enforcement of this Note.

     9. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

     (A) Failure by the Borrower to pay any amount that has become due and payable pursuant to any provision of this Note and such amount has remained unpaid for a period of thirty (30) days from the date of receipt of written demand by the Company;

     (B) The Borrower shall have applied for or consented to the appointment of a custodian, receiver, trustee, liquidator, or other court appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee, liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Borrower, or the Borrower is generally not paying its debts as they become due by means of available assets and the fair use of credit, or has made a general assignment for the benefit of creditors; or the Borrower has committed an act of bankruptcy, or has filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations or a petition in any bankruptcy, reorganization or insolvency proceeding to has taken action for the purpose of effecting any of the foregoing; or if, within 45 days after the commencement of any proceeding against the Borrower seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy Code or any present or future applicable Federal, state or other statute or law, such proceeding shall not have been dismissed; or if, within 45 days after the entry of an Order of Relief under the Federal Bankruptcy Code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court appointed fiduciary of the Borrower of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within 45 days after the expiration of any such stay, such order or appointment shall not have been vacated;

     (C) Transfer for value by the Borrower of all or some of the shares of common stock of the Company for which this promissory note was made by the Borrower as partial consideration for the payment for said shares, without a proportionate prepayment of the principal amount of this Note; and

     (D) Termination of Borrower's employment with the Company for any reason whatsoever, whether voluntary or involuntary, and whether with or without cause.

     10. Remedies on Default. Whenever any Event of Default shall have occurred and be continuing, the Company may:

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     (A) By notice to the Borrower, declare all amounts payable hereunder to be immediately due and payable, whereupon the same shall become immediately due and payable, both as to principal and interest, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived hereby, anything in this Note to the contrary notwithstanding; and

     (B) Take any action at law or in equity to collect the payments then due and thereafter to become due hereunder or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Note.

     11. Remedies Cumulative.

     (A) The occurrence of any Event of Default and the exercise of any remedy by the Company shall not terminate any obligation of the Borrower incurred hereunder.

     (B) No remedy herein conferred upon or reserved to the Company is intended to be exclusive of any other available remedy or remedies, and such remedy or remedies are in addition to each and every remedy now or hereafter existing at law or in equity or by statute. Delay or omission in the exercise of any right, remedy or power accruing upon any default or failure by the Company to insist upon the strict performance of any of the covenants and agreements set forth in this Note shall not impair any such right, remedy or power or be considered or taken as a waiver or relinquishment of the right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance by the Borrower with all of the covenantal and conditions hereof, or of the rights to exercise any such rights or remedies, if such default by the Borrower be continued or repeated.

     12. Security Interest. This promissory note is secured by a security interest in the Shares, which have been pledged and delivered to the Company pursuant to a certain Pledge Letter of even date herewith to perfect this security interest.

     13. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer their rights and obligations hereunder.

     14. Governing Law. This Agreement and the rights and remedies of the parties hereto shall in all respects be interpreted, construed, governed and enforced in accordance with the laws and the public policies of the State of Texas, without giving effect to conflict of laws principles.

     IN WITNESS WHEREOF, the undersigned has duly executed this Note on the day and year first above written.

                                                  ______________________________
                                                    Borrower